UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 22, 2010

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments

On September 15, 2010, GameTech International, Inc. (the “Company”) filed a Form 12b-25 disclosing its inability to timely file its Form 10-Q for the period ended August 1, 2010 (the “Third Quarter 10-Q”), primarily due to efforts required to complete its assessment of an expected non-cash impairment of goodwill and long-lived assets relating to its bingo reporting unit and an expected non-cash impairment of intangible assets relating to both its bingo and VLT/Slot reporting units.  On December 22, 2010, the Company completed this assessment and determined that it expects to recognize a non-cash impairment charge for the period ending August 1, 2010 of approximately $2.822 million relating to its corporate headquarters.  The Company also expects to write down $180,000, representing the total carrying amount of the debt acquisition costs related to the mortgage on the corporate headquarters.  Other than as disclosed above, the Company does not expect to recognize an impairment charge on any of its assets for the period ended August 1, 2010.

Item 8.01                      Other Events

As previously disclosed, on September 22, 2010, the Company received notice from Nasdaq of its non-compliance with Nasdaq Listing Rule 5250(c)(1) as a result of its failure to timely file its Third Quarter 10-Q.  In response, the Company submitted a plan to Nasdaq to regain compliance with Listing Rule 5250(c)(1).  Following its review of the plan, Nasdaq granted the Company an exception to enable the Company to regain compliance with this listing rule.  The exception is subject to the condition that the Company files its Third Quarter 10-Q no later than January 31, 2010.  Nasdaq has advised the Company that a failure to file its Third Quarter 10-Q within the extension period granted will result in a notice of delisting of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC.

By: /s/ James Robertson
James Robertson
Vice President & General Counsel

Dated:  December 27, 2010